NEWS RELEASE
December 21, 2004

Quincy Gold Corp. Closes
CAD $5,002,500 Financing

Toronto. Ontario – Further to Quincy Gold Corp.’s (TSX-V QGO; OTCBB: QCYG) news release of November 10, 2004, the Board of Directors of the Company is pleased to announce that the Company has closed the financing and issued 11,116,666 Units, priced at CAD $0.45 per Unit, for gross proceeds to the Company of CAD $5,002,500.

The proceeds of the financing are to be utilized to fund the exploration and delineation of the Company’s exploration projects in Oregon, Nevada and Wyoming and for general working capital purposes.

Each Unit consists of one common share and one half of one share purchase warrant. Each whole warrant is exercisable into one common share at a price of CAD $0.65 until June 21, 2006.

Kingsdale Capital Partners acted as lead agent and was paid a cash commission of 8% of the securities placed by Kingsdale as well as share purchase warrants to purchase 387,833 shares at a price of CAD $0.45 per share.

The shares and warrants are subject to Canadian hold periods which expire on April 22, 2005. The shares and warrants are also subject to restrictions on transfer pursuant to US securities laws.

To find out more about Quincy Gold Corp. visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO             T: (416) 366-7871             E: dfarrell@quincygold.com

Murray Black, Corporate Development             T: (416) 366-9192             E: mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.